Exhibit 10.30
EXECUTION COPY
TOWN SPORTS INTERNATIONAL, LLC
5 PENN PLAZA
NEW YORK, NY 10001
As of December 7, 2009
Mr. James Rizzo
c/o Town Sports International Holdings, Inc.
5 Penn Plaza -4th Floor
New York, NY 10001
Dear Jim:
     This letter agreement (the “Agreement”) confirms the terms that Town Sports International, LLC (the “Company”) is offering you in connection with your resignation from the employ of the Company and its affiliates and from all officer and other positions that you currently hold with the Company and its affiliates, including Town Sports International Holdings, Inc. (“TSI Holdings”).
1. Separation Date.
     (a) The employment relationship between you and the Company and its subsidiaries and affiliates, as applicable, will end on December 22, 2009 (the “Separation Date”).
     (b) During the period between the date hereof and the Separation Date, you will receive your base salary at the rate in effect on the date hereof, participate in the Company’s benefit plans in accordance with their terms and your TSI Holdings equity will remain outstanding and continue to vest. During this period, you will have no authority to act on behalf of the Company or bind the Company and you will not give any person the appearance that you have such authority. Promptly following the Separation Date, you will be paid for any accrued, but not taken, vacation days (which we hereby agree equals two weeks) in accordance with the Company’s prevailing payroll practices. Information regarding your ability to continue your health insurance coverage under the Company’s group health plan pursuant to the federal “COBRA” law will be sent to you separately by the applicable plan administrator following the Separation Date.
2. Separation Benefits. In return for your agreement (without revocation) to, and compliance with, your commitments and obligations set forth in this Agreement, and subject to the terms of this Agreement:

     (a) The Company will continue to pay you your base salary (at the rate in effect on the Separation Date) for a period commencing on the Separation Date and ending on September 30, 2010 (the “Severance Period”), payable in accordance with the Company’s prevailing payroll practices; provided, however, that such payments will commence within 30 days after the expiration of the revocation period (without revocation) and such first payment will include those payments that would have previously been paid if these severance payments had begun on the first payroll date following the Separation Date; provided, further, that (i) such payments will cease immediately upon you having obtained employment or a full-time consulting arrangement on or after July 1, 2010 or (ii) such payments will be reduced dollar-for-dollar by any other compensation (including, part-time consulting fees) that you receive for services rendered on or after July 1, 2010 but before September 30, 2010. You agree to give the Company prompt written notice of any employment or engagement to provide services to any third party that may occur during the Severance Period.
     (b) If you timely elect to continue your health coverage through COBRA, the Company will pay that portion of the premium that it would have paid if you were an active employee with the same level of coverage through the end of the Severance Period or, if earlier, until you become eligible for comparable coverage.
     (c) Until the end of the Severance Period, each of you and your wife may continue to utilize a Passport Membership (or its equivalent) at no cost, and be entitled to receive Personal Training sessions at employee rates. The aforementioned memberships are subject to all of the Company’s membership rules, regulations and policies currently in effect and as may be amended from time to time.
     (d) The Company will pay up to $2,500 for your legal fees incurred in connection with the negotiation of this Agreement upon presentment of an invoice.
     (e) You shall be reimbursed for up to $10,000 of outplacement assistance with a firm of your own choosing upon presentment of an invoice. Such services must be commenced within 60 days of the Separation Date.
     (f) All payments described herein will be subject to deduction for all required income and payroll taxes.
3. Release.
     (a) In consideration of the obligations contained in Section 2 of this Agreement, you (for yourself, your heirs, legal representatives, executors or administrators (collectively, your “Representatives”)) hereby release and forever discharge the Company, TSI Holdings, their respective subsidiaries and affiliates and each of their respective officers, employees, directors and agents (collectively, the “Released Parties”) from any and all claims and rights which you may have against them, and you hereby specifically release, waive and forever hold them harmless from and against any and all such claims, liability, causes of action, compensation, benefits, damages, attorney fees, costs or expenses, of whatever nature or kind and whether known or unknown, fixed or contingent, and by reason of any matter, cause, charge, claim, right or action whatsoever, which have arisen at any time up to and including the date of execution of this Agreement, including, but not limited to, those arising during or in any manner out of your employment with, or your resignation from, the Company, or anything else that may have happened up to and including the day you sign this Agreement. The rights, claims, causes of action, and liabilities that you are releasing and waiving include, but are not limited to, those that concern, relate to, or might arise out of the following: salary, overtime, bonuses, equity and severance arrangements, benefit plans; commissions; breach of express or implied contract or promise; harassment, intentional injury or intentional tort, fraud, misrepresentation, battery, assault, defamation, breach of fiduciary duty, tort or public policy claims, whistleblower claims, negligence (including negligent hiring, retention and/or supervision), wrongful or retaliatory discharge, infliction of emotional injury, or any other facts or claims; retirement, stock option or any other benefits; the Equal Pay Act (29 U.S.C. §206(d), et seq.); the Age Discrimination in Employment Act (ADEA) (29 U.S.C. §621, et seq.); Title VII of the Civil Rights Act of 1964 (42 U.S.C. §2000e, et seq.); ERISA (the Employee Retirement Income Security Act of 1974 (29 U.S.C. §1001, et seq.) other than any vested ERISA benefit; COBRA (the Consolidated Omnibus Budget Reconciliation Act of 1986, 29 U.S.C. §21161, et seq.); the federal and NY WARN Act; the American with Disabilities Act (42 U.S.C. §12101, et seq.); the National Labor Relations Act and the Labor Management Relations Act, 29 U.S.C. §141 et seq.; the Family and Medical Leave Act (29 U.S.C. §2601, et seq.); the United States Constitution; the Civil Rights Act of 1991; the Civil Rights Acts of 1866 or 1871 (42 U.S.C. §§1981,1983,1985, et seq.); retaliation under any federal, state, or local law; any claims for costs or attorney fees; the fair employment practices (FEP) laws and employment-related laws of any federal, state, or local jurisdiction (including the New York State Human Rights Law, New York Administrative Code), and any other federal, state, city, county or other common law, law, or ordinance, including but not limited to those where you work and/or reside. You are not releasing any rights or claims that arise following the effective date of this Agreement.
     (b) Notwithstanding the foregoing, the release set forth in Section 3(a), will not apply to (i) the obligations of the Company under this Agreement, (ii) your vested benefits under the Company’s 401(k) plan, and (iii) the Company’s obligations under the Option Plans (as defined and set forth below in Section 4), and any related option agreement or vested benefit(s) to which you are legally entitled. You further agree that the payments and benefits described in this Agreement will be in full satisfaction of any and all claims for payments or benefits, whether express or implied, that you may have against the Company, TSI Holdings or any of their respective subsidiaries or affiliates arising out of your employment relationship, your service as an employee or officer of the Company, TSI Holdings or any of their respective subsidiaries or affiliates and your resignation therefrom. You hereby acknowledge and confirm that you are providing the release and discharge set forth in this Section 3 only in exchange for consideration in addition to anything of value to which you are already entitled.
     (c) You represent and agree that you have not filed any lawsuits against any Released Party, or filed or caused to be filed any charges or complaints against any Released Party with any municipal, state or federal agency charged with the enforcement of any law. Pursuant to and as a part of your release and discharge of the Released Parties, you agree, except for your right, if any, to bring a proceeding pursuant to the Older Workers Benefit Protection Act to challenge the validity of the release of claims pursuant to the Age Discrimination in Employment Act contained in Section 3 of this Release, and consistent with the EEOC Enforcement Guidance On

Non-Waivable Employee Rights Under EEOC-Enforced Statutes dated April 11,1997, and otherwise to the maximum extent permitted by applicable law, not to sue or file a charge or complaint against any Released Party in any forum or assist or otherwise participate willingly or voluntarily in any claim, suit, action, investigation or other proceeding of any kind which relates to any matter that involves any Released Party, and that occurred up to and including the date of your execution of this Agreement, unless as required to do so by court order, subpoena or other directive by a court, administrative agency or legislative body, other than to enforce this Agreement. With respect to the claims you are waiving herein, you are waiving any right to receive money or any other relief in any action instituted on your behalf by any other person, entity or government agency.
     (d) You expressly understand and acknowledge that it is possible that unknown losses or claims exist or that present losses may have been underestimated in amount or severity, and that you explicitly took that into account in determining the amount of consideration to be paid for the giving of this Release, and a portion of said consideration and the mutual covenants contained herein, having been agreed between the parties with the knowledge of the possibility of such unknown claims, were given in exchange for a full satisfaction and discharge of all such claims.
     (e) Nothing in this release will affect the Company and TSI Holdings’ obligation to indemnify, defend and hold you harmless to the fullest extent allowable by applicable law and their respective charter and by-laws with respect to your acts or omissions in your capacity as an officer of the Company, TSI Holdings and their respective subsidiaries and affiliates. The Company will continue to maintain directors’ and officers’ liability insurance with respect to actions or omissions by you as an officer of TSI Holdings, the Company (or any of its subsidiaries) in the same manner that it maintains such insurance for other officers and directors.
4. Equity. Your options to purchase TSI Holdings common stock granted pursuant to TSI Holdings’ 2006 Stock Option Incentive Plan, as amended (the “Option Plan”), to the extent vested as of the Separation Date, will remain outstanding for the post-termination exercise period specified in Option Plan and any applicable agreement. Such vested options will expire at the conclusion of such post-termination exercise period to the extent not previously exercised. That portion of the stock options that remain unvested as of the Separation Date as well as any unvested shares of TSI Holdings restricted common stock will be forfeited on the Separation Date without any payment.
5. No Other Compensation or Benefits. Except as otherwise specifically provided herein, you will not be entitled to any compensation or benefits or to participate in any past, present or future employee benefit programs or arrangements of the Company, TSI Holdings or any of their respective subsidiaries or affiliates on or after the Separation Date.
6. Return of Company Property. As of the date of this Agreement, you hereby represent that you have delivered to the Company all Company property and equipment in your possession or control, including, but not limited to, any and all records, manuals, customer lists, notebooks, computers, computer programs and files, Company credit cards, papers, electronically stored information and documents kept or made by you in connection with your employment and you will not retain any copies thereof. You also represent that you have left intact all electronic

Company documents or files, including those that you developed or helped develop. You are required to return all such property whether or not you sign this Agreement.
7. Nondisclosure of Confidential Information.
     (a) You acknowledge and agree that in the course of your employment with the Company, you have acquired certain confidential company information which you knew or understood was confidential or proprietary to the Company and which, as used in this Agreement, means: information belonging to or possessed by the Company which is not available in the public domain or not released by some third-party through no fault of yours, including, without limitation (i) information received from the customers, suppliers, vendors, employees or agents of the Company under confidential conditions; (ii) customer and prospect lists, and details of agreements and communications with customers and prospects; (iii) sales plans and projections, product pricing information, acquisition, expansion, marketing, financial and other business information and existing and future products and business plans of the Company; (iv) the Company’s confidential accounting, tax, or financial information, results, procedures and methods; (v) information relating to existing claims, charges and litigations; (vi) sales proposals, demonstrations systems, sales material; and (vii) employee information (including, but not limited to, personnel, payroll, compensation and benefit data and plans), including all such information recorded in manuals, memoranda, projections, reports, minutes, plans, drawings, sketches, designs, formula books, data, specifications, software programs and records, whether or not legended or otherwise identified by the Company as confidential information, as well as such information that is the subject of meetings and discussions and not recorded. You understand that such confidential company information has been disclosed to you for the Company’s use only. You understand and agree that you (i) will not disclose or communicate confidential information to any person or persons; and (ii) will not make use of confidential information on your own behalf, or on behalf of any other person or persons. You will give immediate notice to the Company if you are ordered by a court or otherwise compelled by law to reveal any confidential information to any third party.
     (b) In view of the nature of your employment and the nature of the confidential information to which you have had access to, you acknowledge and agree that any unauthorized disclosure to any person or persons of confidential information, or other violation or threatened violation of this Agreement (including, without limitation, Sections 8(a) or 8(b)) will cause irreparable damage to the Company and that, therefore, the Company will, in addition to any other available remedy, be entitled to an injunction prohibiting you from any further disclosure, attempted disclosure, violation or threatened violation of this Agreement and the Company will be entitled to recover the reasonable attorneys fees and costs incurred in enforcing its rights.
     (c) The obligations described in this Section 7 are in addition to, and in no way limit, your obligations regarding the protection of confidential information as described in the agreement that you executed at the inception of your employment with the Company (the “Original Confidentiality Agreement”), the Executive Severance Agreement between you and the Company (the “Executive Severance Agreement”) or in any option or other equity award agreement between you and the Company, which provisions are incorporated by reference herein. In the event of a conflict between the provisions of this Section 7 and the obligations described in the Original Confidentiality Agreement, the Executive Severance Agreement or such award agreement, the provisions that are more restrictive upon you will govern.
8. Non-Solicitation and Non-Competition Obligations.
     (a) Non-Solicitation. You agree that from the date hereof through the one year anniversary of the Separation Date, you will not, directly or indirectly: (i) solicit or recruit for employment, offer employment to, or hire, on a temporary, permanent or contract basis, anyone who was employed by the Company during the last six months of your employment (a “Covered Employee”); or (ii) encourage or persuade any Covered Employee to leave the Company.
     (b) Non-Competition. During the period from the date hereof through September 30, 2010, you will not, directly or indirectly, own, manage, control, participate in, consult with, render services for, or in any manner engage in, any business competing directly or indirectly with the business as conducted by the Company or any of its Affiliates at the Separation Date or with any other business that is the logical extension of the Company’s and its Affiliates’ business at the Separation Date, within any metropolitan area in which the Company or any of its Affiliates engages or has definitive plans to engage in such business; provided, however, that you will not be precluded from purchasing or holding publicly traded securities of any entity so long as you hold less than 2% of the outstanding units of any such class of securities and have no active participation in the business of such entity. For purposes of this Section 8(b), the term “Affiliate” will have the meaning ascribed to such term in the 2006 Stock Incentive Plan.
     (c) The obligations described in this Section 8 are in addition to, and in no way limit, your obligations regarding noncompetition and non-solicitation as described in the Original Confidentiality Agreement, the Executive Severance Agreement or in any option or other equity award agreement with the Company, which provisions are incorporated by reference herein, except that, notwithstanding anything to the contrary contained in such agreements, the restrictions on competition (but not solicitation) contained therein shall end on September 30, 2010. In the event of a conflict between the provisions of this Section 8 and the obligations described in the Original Confidentiality Agreement, the Executive Severance Agreement or such award agreement, the provisions that are more restrictive upon you will govern.
9. Non-Disparagement; Cooperation.
     (a) You understand and agree that as a condition for payment to you of the consideration herein described, you, on your behalf and on behalf of your Representatives, will not (and your Representatives will not) at any time engage in any form of conduct, or make any statements or representations that disparage or otherwise impair the reputation, goodwill, or commercial interests of the Company, its management, stockholders, subsidiaries, parent, and/or other affiliates.
     (b) From and after the Separation Date, you will (i) cooperate in all reasonable respects with the Company and its affiliates and their respective directors, officers, attorneys and experts in connection with the conduct of any dispute, action, proceeding, investigation or litigation involving the Company or any of its affiliates, including, without limitation, any such dispute, action, proceeding, investigation or litigation in which you are called to testify and (ii)

promptly respond to all requests by the Company and its affiliates relating to information concerning the Company which may be in your possession. The Company will, as a condition to your obligations under this Section 9(b), reimburse you for any reasonable out of pocket expenses and costs incurred as a result of such cooperation (including all reasonable, out-of-pocket attorney fees), provided that such expenses have been approved in writing in advance by an executive officer of the Company.
     (c) You hereby consent to the disclosure of information about you that TSI Holdings is required to disclose in its Annual Report on Form 10-K, its Proxy Statement and in any other report(s) required to be filed with the Securities and Exchange Commission under the Securities Act of 1933, the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.
10. Waiver of Rights. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion will be effective only in that instance and will not be construed as a bar or waiver of any right on any other occasion.
11. Applicable Law. This Agreement will be interpreted and construed by the laws of the State of New York, without regard to conflict of laws provisions. You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the State of New York, or, if appropriate, a federal court within New York (which courts, together with all applicable appellate courts, for purposes of this agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement or the subject matter hereof.
12. Entire Agreement/Severability. This Agreement constitutes the sole and complete understanding and agreement between the parties with respect to the matters set forth herein, and there are no other agreements or understandings, whether written or oral and whether made contemporaneously or otherwise (other than the Original Confidentiality Agreement and any confidentiality and/or non-competition provisions and related covenants set forth in the Executive Severance Agreement (as amended hereby) and any agreement granting you options under the Company’s Options Plans that you executed during your employment with the Company the terms of which will survive execution of this Agreement). No term, condition, covenant, representation or acknowledgment contained in this Release may be amended unless in a writing signed by both parties. If any section of this Agreement is determined to be void, voidable or unenforceable, it will have no effect on the remainder of the Agreement which will remain in full force and effect.
13. Acceptance. You will have twenty-one (21) days from the date set forth above to consider the terms of this Agreement. In order to receive the benefits and payments provided for by Section 2 of this Agreement, you must execute this Agreement, have your signature notarized and return the executed Agreement to the Company, addressed to the Company, Attention: General Counsel, at the address specified in Section 20 so that it is received any time on or before the expiration of the twenty-one (21) day period. After executing the Agreement, you will have seven (7) days (the “Revocation Period”) to revoke it by indicating your desire to do so in writing addressed to and received by the General Counsel at the address set forth in Section 20 no later than the seventh (7th) day following the date you executed the Agreement. In the event you do not accept this Agreement or in the event you revoke this Agreement during the Revocation Period, the obligations of the Company to make the payments and provide the benefits set forth herein will automatically be deemed null and void. No payments or benefits will be paid or provided under Section 2 of this Agreement following the Separation Date, until you have signed this Agreement, had your signature notarized and the Revocation Period has expired without a revocation by you.
14. Voluntary Assent. By your signature on this Agreement, you affirm and acknowledge that:
     (i) you have read this Agreement, and understand all of its terms, including the full and final release of claims set forth in Section 3;
     (ii) you have voluntarily entered into this Agreement and that you have not relied upon any representation or statement, written or oral, not set forth in this Agreement;
     (iii) the only consideration for signing this Agreement is as set forth herein and that the consideration received for executing this Agreement is greater than that to which you may otherwise be entitled;
     (iii) you have been given the opportunity and you have been advised by the Company to have this Agreement reviewed by your attorney and/or tax advisor; and
     (iv) you have been given up to twenty-one (21) days to consider this Agreement and that you understand that you have seven (7) days after executing it to revoke it in writing, and that, to be effective, such written revocation must be received by the Company within the seven (7) day Revocation Period.
15. No Admission. Nothing contained in this Agreement, or the fact of its submission to you, will constitute or be construed as an admission of liability or wrongdoing by either party.
16. Counterparts. The Agreement may be executed in two (2) signature counterparts, each of which will constitute an original, but all of which taken together will constitute but one and the same instrument.
17. Taxes; Section 409A. It is intended that the payments provided for herein are intended to comply with, or be exempt from, the terms of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder. In the event, however, that any such payments are determined to be subject to Section 409A, then the Company may make such adjustments as are reasonably required to comply with such section, including delaying any such payments that would have been required to be paid to you pursuant to this Agreement during the first six months following the Separation Date until the end of such six-month period in accordance with the requirements of Section 409A. In addition, any expense reimbursement under this Agreement will be made on or before the last day of the taxable year following the taxable year in which such expense was incurred by you, and no such reimbursement or the amount of expenses eligible for reimbursement in any taxable year will in any way affect the expenses eligible for reimbursement in any other taxable year. The termination of your employment on December 22, 2009 is intended to constitute an “involuntary termination” for purposes of Section 409A. Notwithstanding any of the preceding, the Company makes no representations regarding the tax treatment of any payments hereunder, and you will be responsible for any and all applicable taxes.
18. Breach of Agreement. In the event of any breach by you of any provision of this Agreement (including, without limitation, Section 1(a), 7, 8 or 9 (and including the agreements referenced and incorporated therein), in addition to any other remedy available to it, the Company will cease to have any obligation to make payments or provide benefits to you under this Agreement, and any continued exercisability of your options will cease, and the Company will be entitled to recover the reasonable attorneys’ fees and costs incurred in enforcing its rights, to the extent permitted by law. You agree that in the event you bring a claim covered by this release in which you seek damages against the Company or in the event you seek to recover against any of such entities in any claim brought by a governmental agency on your behalf, this Agreement shall serve as a complete defense to such claims.
19. Third Party Beneficiaries. You acknowledge and agree that TSI Holdings and all its direct and indirect subsidiaries (other than the Company) are third party beneficiaries of this letter agreement. Without limiting the foregoing sentence, TSI Holdings and such subsidiaries may enforce this letter agreement against you. This Agreement may be assigned by the Company to a person or entity which is an affiliate, and will be assigned to any successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder will become the rights and obligations of such affiliate or successor person or entity. This Agreement will be binding upon the successors, and assigns of the Company.
20. Notices. Any notices required or made pursuant to this Agreement will be in writing and will be deemed to have been given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, as follows: if to you, to the address in the Company’s payroll records; if to the Company, at 5 Penn Plaza, 4th Floor, New York, NY 10001, Attn: General Counsel, or to such other address as either party may furnish to the other in writing in accordance with this Section 20. Notices of change of address will be effective only upon receipt.
[Signatures continue on following page]

Acknowledged and accepted by:

TOWN SPORTS INTERNATIONAL, LLC

By:	/s/ David Kastin Name: David Kastin
Title: SVP - General Counsel

/s/ James Rizzo James Rizzo

STATE OF NEW YORK	)
) SS.:
COUNTY OF NEW YORK	)
     On the 4th day of January in the year 2010, before me, the undersigned, personally appeared JAMES RIZZO, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Judith P. Broach

Notary Public

JUDITH P. BROACH
Notary Public, State of New York
No. 02BR6164676
Qualified in New York County
Commission Expires Apr. 30, 2011